Exhibit 99.1

SELECTED HISTORICAL FINANCIAL INFORMATION OF LUMINAR

The selected historical condensed consolidated statements of operations data of Luminar for the nine months ended September 30, 2020 and 2019 and the condensed consolidated balance sheet data as of September 30, 2020 are derived from Luminar’s unaudited interim condensed consolidated financial statements included in this report. Luminar’s historical results are not necessarily indicative of the results that may be expected in the future and Luminar’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this report.

(in thousands, except per share data)	As of and for the Nine Months Ended September 30, 2020	As of and for the Nine Months Ended September 30, 2019	As of and for the year ended December 31, 2019	As of and for the year ended December 31, 2018
Statement of Income Data:
Net sales	$11,519	$6,803	$12,602	$11,692
Total operating expenses	49,791	42,425	58,562	64,982
Net loss	(72,227)	(76,774)	(94,718)	(79,550)
Net loss per share attributable to common stockholders—Basic and diluted	(8.25)	(9.46)	(11.47)	(12.00)
Balance Sheet Data:
Total assets	191,453	N/A	51,864	28,202
Total liabilities	61,837	N/A	18,851	152,869
Total mezzanine equity	408,854	N/A	244,743	—
Total stockholders’ deficit	(279,238)	N/A	(211,730)	(124,667)